UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

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☐ Soliciting Material under §240.14a-12

NRG ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 18, 2026, NRG Energy, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Proxy Statement”) with respect to the Company’s 2026 Annual Meeting of Stockholders. This supplement (the “Supplement”) to the Proxy Statement amends and supplements the Proxy Statement and should be read in conjunction with the Proxy Statement, which should be read in its entirety.

The purpose of this Supplement is to clarify certain information regarding the annual limit on director awards set forth in Proposal No. 4: Approval of the NRG Energy, Inc. 2026 Long-Term Incentive Plan and in the 2026 Long-Term Incentive Plan set forth on Appendix A of the Proxy Statement.

Supplemental Information Regarding Proposal No. 4: Approval of the NRG Energy, Inc. 2026 Long-Term Incentive Plan

Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement. All page references in the information below are to pages in the Proxy Statement. Paragraph references used herein refer to the Proxy Statement before any additions or deletions resulting from the supplemental disclosures.   New text within restated language from the Proxy Statement is highlighted with bold, underlined text and removed language within restated language from the Proxy Statement is indicated by ~~strikethrough text~~.

1.	The section of the Proxy Statement entitled “Changes from the Existing LTIP” is hereby supplemented as follows:

The fifth full paragraph on page 52 is hereby amended and restated as follows:

While the 2026 LTIP largely follows the terms of the LTIP, key changes include increasing from $750,000 to $1,000,000 the per director annual ~~award~~ grant limit ~~to $1,000,000~~ for awards to directors as compensation for their board service in line with common market practice, making administrative updates that account for changes in the tax laws since the LTIP first became effective and including even more governance best practices, including:

•	the removal of the ability for shares of common stock underlying Awards to recycle back into the authorized share reserve where such shares of common stock were not issued in connection with the net settlement of the Award (whether such shares were not issued in order to satisfy tax withholdings, as payment of the exercise price or as a result of net-settled SARs (as defined below)); and

•	the requirement that accrued dividends and dividend equivalent rights (and not just those related to stock dividends or performance awards) be subject to the terms and conditions of the underlying Award and be paid at the time, and only to the extent, that the underlying Award vests or the restrictions on the Award lapse.

2.	The section of the Proxy Statement entitled “Stock Subject to the 2026 LTIP” is hereby supplemented as follows:

The third full paragraph on page 57 is hereby amended and restated as follows:

In any one calendar year, the Compensation Committee may not grant to any one director Awards with an aggregate grant-date fair value in excess of $1,000,000. For the avoidance of doubt, such limit is only applicable to Awards granted to directors for service in their capacity as directors.

3.	Section 5 of the 2026 Long-Term Incentive Plan set forth on Appendix A of the Proxy Statement under the section entitled “Participation and Per Person Award Limitations” is hereby supplemented as follows:

The fifth full paragraph on page A-5 is hereby amended and restated as follows:

In any one calendar year, the Committee shall not grant to any one director Awards with an aggregate grant-date fair value in excess of $1,000,000. For the avoidance of doubt, the $1,000,000 limit is only applicable to Awards granted to directors for service in their capacity as directors. Awards granted to a director for service in their capacity as an executive officer or other service provider shall not be subject to such $1,000,000 limit.